Exhibit 21.1
Horizon Global Corporation Significant (1) Subsidiary List
Cequent Consumer Products, Inc. (Ohio corporation)
Cequent Performance Products, Inc. (Delaware corporation)
Cequent UK Limited (United Kingdom)
TriMas Holdings Australia Pty. Ltd. (Australia)
TriMotive Asia Pacific Limited (Thailand)
Certain companies may also use trade names or other assumed names in the conduct of their business.
(1) As defined in Rule 1-02(w) of Regulation S-X, and other more significant operating companies as determined by management